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                                                                      EXHIBIT 1

                          [Letterhead of Kemper Funds]



                                                      October 14, 1997


Mr. Serge Demoliere, Managing Director
Mr. Dirk Kipp, Director
Bankgesellschaft Berlin
Equities/Equity Derivatives
Alexanderplatz 2, D-10178
Berlin, Germany

              Re:  The Growth Fund of Spain, Inc.
                   ------------------------------

Dear Messrs. Demoliere and Kipp:

         Your recent submission of proposed nominees for election as directors of The Growth Fund of Spain, Inc. will be presented to the Audit and Governance Committee of the Fund for consideration at their next regularly scheduled meeting. Thank you for your interest in Kemper Funds.

                                            Very truly yours,

                                            The Growth Fund of Spain, Inc.


                                            By: /s/ Philip J. Collora
                                               --------------------------------
                                                Philip J. Collora
                                                Secretary

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